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BAIRNCO CORPORATION

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BAIRNCO CORPORATION

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JA N U AR Y 2 0 07
INVESTOR PRESENTATION
BAIRNCO

INVESTOR PRESENTATION
Forward Looking Statements Disclaimer
Statements in this document referring to the expected future plans and performance of the Company are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; changes in the market for raw or packaging materials which could impact the Company’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Company or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the market demand and acceptance of the Company’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Company is self-insured. While the Company periodically reassesses material trends and uncertainties affecting the Company’s results of operations and financial condition in connection with its preparation of its filings, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

INVESTOR PRESENTATION
Contents
n Steel Partners’ Offer
n Board Focused on Stockholder Value
n Compelling Strategic Plan, Strong Execution
n Substantial Upside Opportunities

INVESTOR PRESENTATION

Summary of Principal Events

DATE	EVENTS
January 9, 2006	■ Warren G. Lichtenstein sends a letter to the Company asking the Board of Directors to immediately exempt Steel Partners from the limitations of Section 203 of the DGCL
January 26, 2006	■ The Board reviews Steel Partners' letter. The Board determines Steel Partners' requests were not in the best interest of all of the Company's stockholders
January 31, 2006	■ Mr. Fichthorn sends a letter to Mr. Lichtenstein informing him of the Board's decision and explaining the reasoning behind the Board's decision
March 2006	■ Steel Partners asks to visit certain of the Company's facilities
April 2006	■ Steel Partners tours the Company's Arlon Electronic Materials facility located in Rancho Cucamonga, California and its Arlon Coated Materials facility located in Santa Ana, California
June 15, 2006	■ Steel Partners informs Mr. Fichthorn that Steel Partners had sent a letter regarding the proposed Offer and had issued a press release to that effect
June 16, 2006	■ The Company issues a press release cautioning the Company's stockholders against taking any premature action
June 19, 2006	■ The Board and Debevoise & Plimpton LLP review Steel Partners' proposed offer. The Board also determines to retain Richards Layton & Finger, P.A. as special Delaware counsel
June 22, 2006	■ Steel Partners commences the Offer. Board retains Lazard Frères & Co. LLC, Georgeson Shareholder Communications, Inc and Citigate Sard Verbinnen LLC. The Board approved the Rights Plan
June 26, 2006	■ Steel Partners issues press release reacting to the Company's adoption of the Rights Plan
July 6, 2006	■ Board of Directors meets to discuss the Offer with Debevoise and Lazard and unanimously decides it is inadequate. Mr. Fichthorn sends Mr. Lichtenstein letter providing him with the Company's press release rejecting the Offer
July 10, 2006	■ The Board amends the Company's By-Laws to allow the Company to set a record date, provide for the appointment of election inspectors when stockholders elect to consent without a meeting, and confirm additional details relating to written consents of stockholders
July 21, 2006	■ Steel Partners extends the expiration date of the Offer to August 9, 2006
July 28, 2006	■ The Board holds a special meeting by telephone, and after discussions with its legal and financial advisors, decides to maintain its recommendation that its stockholders reject the Offer, and to continue to implement its strategic plan and concurrently work with Lazard to explore strategic alternatives, including a possible sale of the Company. The Board issues a press release to this effect
August 10, 2006	■ Steel Partners extends the expiration date of the Offer to September 8, 2006
August 18, 2006	■ The Board increases the quarterly cash dividend to $.07 per share, from $.06 per share

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INVESTOR PRESENTATION

Summary of Principal Events (cont'd)

DATE	EVENTS
September 11, 2006	■ Steel Partners extends the expiration date of the Offer to September 28, 2006
September 29, 2006	■ Steel Partners extends the expiration date of the Offer to October 26, 2006
October 10, 2006	■ The Board unanimously approves the acquisition of Atlanta SharpTech from Southern Saw Holdings, Inc.
October 11, 2006	■ Upon reviewing its strategic alternatives with its legal and financial advisors, the Board determines to maintain its recommendation that its stockholders reject the Offer. The Company issues a press release announcing its intention to continue to implement its strategic plan and announces the Southern Saw transaction
October 27, 2006	■ Steel Partners extends the expiration date of the Offer to November 27, 2006
October 31, 2006	■ Steel Partners and the Company enter into a confidentiality agreement to conduct a due diligence review of the Company over a 30-day period, which was subsequently extended to December 15, 2006
November 28, 2006	■ Steel Partners extends the expiration date of the Offer to December 29, 2006
December 20, 2006	■ Steel Partners informs Mr. Fichthorn that it is willing to increase the Offer to a maximum of $12.50 per share in cash only if the Company is willing to enter into a mutually acceptable merger agreement
December 27, 2006	■ Board of Directors meets to discuss the revised offer with Debevoise and Lazard and determines it is inadequate. Mr. Fichthorn informs Steel Partners that the Board has rejected its proposal
December 28, 2006	■ Dolphin Limited Partnership, III, a holder of approximately 3.2% of the Company's shares, sends a letter to Mr. Fichthorn commending Mr. Fichthorn and management for the operational turnaround of the Company but expresses concern that the Company's share price does not fully reflect the Company's performance improvement. Dolphin urges the Company to take additional steps, such as raising the dividend, and indicates that it would support a sale of the Company at a price that reflects the operational improvements
December 29, 2006	■ Steel Partners announces its intention to commence a consent solicitation and extends the expiration date of the Offer to January 29, 2006
January 16, 2007	■ The Company mails letter to shareholders urging them to take no action until they have reviewed the Company's proxy materials. Mr. Warren Lichtenstein delivers to the Company his consent to Steel Partners' proposals
January 19, 2007	■ The Company reports improved operating results for the fourth quarter and full year 2006, announces an increase of 43% in the Company's quarterly cash dividend to $.10 per share from $.07 per share, and tightens 2007 diluted earnings per share guidance to a range of $1.10 - $1.20
January 20, 2007	■ The Board meets and sets a record date of January 30, 2007 in connection with Steel Partners' consent solicitation. Only stockholders of record as of close of business on that date will be entitled to execute, withhold, or revoke consents

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INVESTOR PRESENTATION

Board Conducted Thorough Review of Strategic Alternatives

- Board has met on fifteen separate occasions since June 22, 2006 (date Steel announced its intention to commence its unsolicited tender offer)
- Board hired Lazard to assist in evaluating any and all strategic alternatives for enhancing long-terms shareholder value, including a possible sale or merger of the Company
- The Board and Lazard undertook an exhaustive search for viable strategic alternatives including the possible sale of the Company, but determined that none had the potential to produce better results than the Company's current strategic plan
- The Board permitted Steel Partners to conduct due diligence. The Board offered such diligence over 30 days and subsequently extended that term to December 15, 2006
- Steel Partners offered $12.50 in a friendly negotiated deal; the Board rejected the offer as grossly inadequate given the accretive acquisition of Atlanta SharpTech and improved recent financial performance and outlook

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INVESTOR PRESENTATION

Board Considerations and Reasons for the Rejection

Steel Partners Unsolicited Actions: An inherent threat to stockholder value

- **Inadequate: Does not reflect the long-term value inherent in the Company**
- **Offer takes advantage of depressed 2005 results due to costs related to operating initiatives whose benefits began to be realized in the second half of 2006 and will continue to be realized thereafter**
- **Offer doesn't reflect value added by accretive Atlanta SharpTech acquisition**
- **Offer doesn't fully compensate the Company's stockholders for transferring control of the Company to Steel Partners**
- **Financial condition and current business strategy and future prospects have not been fully reflected in recent results**
- **The Offer is opportunistically low relative to where the stock has traded since the third quarter 2006 results and the Atlanta SharpTech acquisition were announced**

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5 9) 5 6x 4 9x 2 2x 00 . . 66x 69 . . . . 751 (1 . 5 7 8 . 25 0 13 12 Week $14 7 108 $132 — High 52 5 9) 5 5x 3 8x 0 0x . . . 75 65x 67 . . . . 744 (1 . 5 7 8 . 25 0 13 12 Current (1/24/07) $13 7 106 $130 2 9) 2 9x 5 8x 6 4x . . . 00 58x 60 . . . . 686 (1 . 4 6 7 . 92 25 0 11 10 Proposed Unsolicited Transaction $12 7 $116 6 9) 6 2x 6 7x 9 7x . . . . . 96 50x 52 . 5 . 9 . . 595 (1 . 4 6 8 . 75 25 0 Prior $9 7 $99 Day 1 Announcement To 0 3 6 9 9 0 . . . 15 17 10 . Financials $201 193 $23 $14 $1 OF: OF: MULTIPLE A N AS O data) I MULTIPLE T A A share Outstanding T AS N per VALUE E S Shares (b) (b) (b) E except (a) Value Profit R PRICE P Value Price R Diluted Debt Cash O millions, T in S CY2007F CY2006PF CY2007F CY2006PF CY2007F CY2006PF ($ Share Fully Market Plus: Less: Enterprise ENTERPRISE REVENUES EBITDA Operating SHARE EPS CY2007F E Overview of Offer V N I O C N R I A B

I NV ES T O R P R ES E N T A TI O N
One-Year Stock Price Performance
Source: Factset, Company website.
$12.00 is a 13% discount to current and 5% discount to the average trading price since Bairnco’s third quarter earnings announcement
Price Volume (000s) $14.00 120 January 16 2007 June 15 2006 April 19 2006 Current 52-week $13.75 Steel Partners announces a cash tender 52-week high of $12.49 at high of $14.00 offer to purchase all of the outstanding time of offer shares for $12.00 per share 100 $12.00 Offer Price 12.00
80 Offer Price: $12.00 October 19 2006 Discount to: Bairnco announces 3Q06 Current ($13.75) (13%) earnings; reaffirms 2006 10.00 Avg. Last 30 Days ($13.03) (8%) 60 earnings and raises 2007 Avg. Since 3Q Earnings ($12.63) (5%) guidance 52-Week High ($14.00) (14%)
40 8.00 20
6.00 0 24 Jan 06 17 Mar 06 8 May 06 29 Jun 06 20 Aug 06 11 Oct 06 2 Dec 06 24 Jan 07
Source: Factset, Company website.

INVESTOR PRESENTATION

Bairnco Investment Highlights

- Strong position in niche markets
- Significant near term reduction of costs associated with strategic initiatives and improved operation and financial performance
- Strong cash flow generation and a low-leverage balance sheet
- Future growth potential
- Annual dividend increase to $0.40 per share, yielding approximately 3% at the current share price
- Committed decentralized management teams
- Atlanta SharpTech acquisition is accretive
    - 2006 pro-forma segment operating profit contribution of $2.4 million
    - Annualized cost reductions of $1.6 million realized on "day one"
    - Q4 2006 operating profit contribution of $0.7 million

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INVESTOR PRESENTATION

Summary Business Overview

	ARLON		
	ELECTRONIC MATERIALS	COATED MATERIALS	KASCO
DESCRIPTION	▪ Develops and manufactures copper clad laminates and prepreg bonding materials for the fabrication of high performance and frequency dependent printed circuit boards ▪ Also manufactures a line of silicone rubber materials for composite parts production, electric traction motor coil windings, insulation materials, high temperature hose and duct markets, self-fusing tapes	▪ Manufactures and markets specialty graphic films under the Arlon, Calon®, MII™ and Signtech® brand names ▪ Focused on graphic films and providing tailored technical solutions to manufacturers. Designs and produces custom and application-specific materials by coating and laminating a variety of films, foams, papers, synthetic materials and foils	▪ Provider of meat room products and repair services for the meat, deli, and seafood departments of supermarkets; for restaurants; for meat, poultry and fish processing plants; manufacturers and distributors of electrical saws and cutting equipment throughout North America, Europe, Asia, and South America
END MARKETS/ CUSTOMERS	▪ Wireless communications infrastructure, military and commercial avionics, and semiconductor test and measurement equipment ▪ Military weapons systems and oil and gas exploration	▪ Commercial and electrical signage, point of purchase displays, highway signage, fleet markings, and other commercial advertising applications ▪ Specialty flexible circuit materials, electrical insulation materials for motors and transformers, thermal insulation panels, durable print stock, transfer adhesives, foam and film tapes	▪ Grocery stores, restaurants, delis, meat processing plants, mass merchants

PRODUCTS






Sprint

cingular
WIRELESS





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Overview of Bairnco: Arlon Electronic Materials B A I R N C O I N V E S T O R P R E S E N T A T I O N n Management: ($ inn millions) Robert M. Carini — Vice President, Arlon, Inc. and President, Arlon Electronic Materials n Years of experience: 17 YearsDESCRIPTION HISTORICAL PERFORMANCE n Products: 2003 2004 2005 2006 n Conventional laminates product line that Revenue $44 5 $51 3 $53 7 $60 9 includes specialty polyimide and epoxy and (a) other high performance thermoset laminates Segment n 2005-2006Operating Profit 4.4 6.7 6.8 9.1 used in commercial and military applications Margin 9.9% 13.0% 12.6% 15.0% n Good sales growth of approximately 13% and operating leverage n Microwave and RF product line that offers resulting in improved margins fluropolymers and non-PTFE laminates that n China plant startup expenses of $0.6 million, plus loss of $0.25 deliver the electrical performance needed in million in Q4 due to late start-up with limited operations inOPERATING PERFORMANCE frequency-dependent circuit applications December n Silicone rubber-based insulation materials used n 2006-2007 for composite parts production, electric traction motor coil windings, high temperature hose and n Sales growth 4-10% duct markets, self-fusing tapes Price increases of 3-4% n No China start up costs and plant now operational n End markets: n China production ramps up in Q1 2007 and savings from low cost n Wireless communications infrastructure, manufacturing begin to show in 2007 military and commercial avionics, and semiconductor test and measurement n Elimination of US redundancy costs/planned inefficiencies equipment beginning in second quarter 2007—Military weapons systems and oil and gas n Material management contracts n exploration n Segment operating profit increase: $1.3-1.7 million

B A I R N C O I N V Overview of Bairnco: Arlon Coated MaterialsE S T O R P R E S E N T A T I O N n Management: n Elmer G. Pruim — Vice President, Arlon, Inc. ($ in millions) and President, Arlon Coated Materials n Years of experience: 12 YearsDESCRIPTION HISTORICAL PERFORMANCE n Products: 2003 2004 2005 2006 n Commercial signage: 2-mil cast products, Revenue $68 5 $71 $68 $67 1 calendered products, specialty films, thermal n 2005-2006 (a) imaging receptive, application tools Segment n Declining salesOperating Profit 3.1 3.8 2.2 1.2 n Industrial products business in San Antonio shows improvements of n Electrical signage: decoration methods, light Margin 4.5% 5.3% 3.3% 1.7% $1.1 million versus originally forecasted amount of $1.5-2.0 million management films, flexible substrates, masking film, protective coating n Change in mix in graphics business as corporate re-imaging businessOPERATING PERFORMANCE is replaced by lower margin print products reduces segment n Print technology products: overlaminates, screen operating profit by $1.5 million versus originally forecasted amount print films, solvent inkjet receptive, thermal of $0.8-1.3 million reduction imaging receptive n 2006-2007 n Glazing tapes, sealant tapes, shipping pads, n Sales growth of 3-6% window framing insulation, automotive OEM Price increases of approximately 2% and components, films for flexible circuits and n Continued plant level improvements and increased sales provide a electronics, PSA mounting and structural marginal level of profitability in San Antonio assembly tapes, pressure sensitive & heat seal $0.4 million of cost reductions in Q4 2006 foils, electrical insulation papers Specific cost improvement projects underway n End markets: Graphics business continues to show strong sales growth in digital n — n Commercial and electrical signage, point of print products, with overall stable margins purchase displays, highway signage, fleet n Segment operating profit increase: $2.0-2.6 million markings, and other commercial advertising applications, industrial applications —

B A I R N C O I N V Overview of Bairnco: KascoE S T O R P R E S E N T A T I O N n Management: ($ inn millions) Brian E. Turner — President, Kasco Corporation ¦ Years of experience: 7 YearsDESCRIPTION HISTORICAL PERFORMANCE n Products: 2003 2004 2005 2006 n Meat/fish cutting bands Revenue n 2005-2006 $39 6 $42 5 $43 9 $50 8 n Miscellaneous blades Segment n Modest sales growth from increasing service revenue plus Operating Profit (a) 0.0 1.6 0.4 $4.6 2.4 million from Q4 Atlanta SharpTech sales n Butcher supplies Margin 0.1% 3.7% 0.8% 4.7% n Eliminate $1.0 million of move and relocation costs associated with the production operations move to Mexico n Grinder plates/knives n Eliminate redundancy costs incurred by France in the fourth quarterOPERATING PERFORMANCE n Seasonings of 2005, continued cost reductions, and weak dollar totaling $0.4 million n Cutlery n Purchased Atlanta SharpTech effective Oct 1, 2006, implemented n Scale prevention & corrosion control for water annualized cost reductions of $1.6 million at closing systems n 2006-2007 n Sales growth of 28-32% n Repair and maintenance services $14.0 million incremental sales from Atlanta SharpTech n End markets: Modest price increases n Improved margin on increased sales n Grocery stores, restaurants, delis, meat n Full year of improved scrap and efficiency and benefits of lower cost processing plants, mass merchants Mexican operations n Continued Atlanta — Kasco integration benefits n Continued improvements in European operations n Q4 2006 operating profit $1.6 million— ¦ Segment operating profit increase: $3.3 — $3.5 million

I NV ES T O R P R ES E N T A TI O N
Acquisition of Atlanta SharpTech (a) 2006 figures are pro forma for the acquisition of Atlanta SharpTech as if the acquisition occurred 1/1/2006 (includes immediate cost savings and twelve month actual results through 12/31/06).(b) 2007 represents midpoint of sales and segment operating profit range.
($ in millions)
Effective October 1, 2006, Bairnco purchased from Southern Saw Holdings, Inc. certain assets and assumed certain liabilities of Southern Saw and its affiliate, Southern Saw Service, L.P (collectively “Atlanta SharpTech”), for approximately $14.0 million
BUSINESS DESCRIPTION
n Atlanta SharpTech is a leading manufacturer of meat bandsaw blades, meat grinder plates and knives, and other specialty cutting blades for wood, bakery, medical, paper products, and handsaws
n Atlanta SharpTech distributes cutting products, butcher supplies, and provides repair services to retail grocery stores, US military bases, butcher shops, slaughter houses, and packing houses in the US through its route distribution organization
n Atlanta SharpTech also distributes blade products and meat grinder plate & knife products domestically and globally via a distributor salesman organization
n Atlanta SharpTech’s revenues, EBITDA, and operating profit were approximately $18.7, $1.4 and $0.7 million, respectively, for the fiscal year ended June 2006
DEAL RATIONALE
n The combination of Atlanta SharpTech and Kasco permits Bairnco to build on the strengths of both organizations resulting in a more cost effective overall organization while providing improved product and services to their customers
n The new management team is an equal mix of Kasco and Atlanta executives ANNUALIZED COST SAVINGS REALIZED ON DAY ONE WERE APPROXIMATELY $1.6 MILLION DEAL FINANCING
n The Atlanta SharpTech acquisition was financed with borrowings available under the $33 million Amended Credit Facility with Bank of America, N.A. and Wachovia Bank, N.A.
PROJECTED CONTRIBUTION PRO FORMA REVENUE PRO FORMA OPERATING PROFIT
(a) 2006 figures are pro forma for the acquisition of Atlanta SharpTech as if the acquisition occurred 1/1/2006 (includes immediate cost savings and twelve month actual results through 12/31/06). (b) 2007 represents midpoint of sales and segment operating profit range.

INVESTOR PRESENTATION

Consolidated Results

($ in millions)

- **Significant margin improvement expected in near term results as a result of positive trends in the business and the benefits of the combination of Kasco and Atlanta SharpTech**

	Historical				Forecast		
	2003A	2004A	2005A	2006A	2007F		
Total Sales	**$152.7**	**$165.5**	**$165.9**	**$178.8**	**$197.0**	-	**$205.0**
% Growth	*(1.1%)*	*8.4%*	*0.2%*	*7.8%*	*10.2%*	-	*14.6%*
Operating Profit	**$4.6**	**$8.1**	**$5.6**	**$8.3**	**$14.3**	-	**$15.4**
% Margin	*3.0%*	*4.9%*	*3.4%*	*4.6%*	*7.3%*	-	*7.5%*
Income From Continuing Operations	**$2.6**	**$5.1**	**$3.6**	**$4.8**	**$8.1**	-	**$8.9**
Diluted EPS from Cont. Ops.	**$0.36**	**$0.68**	**$0.47**	**$0.65**	**$1.10**	-	**$1.20**
EBITDA	**$12.4**	**$15.7**	**$13.0**	**$15.7**	**$23.0**	-	**$24.1**
% Margin	*8.1%*	*9.5%*	*7.9%*	*8.8%*	*11.7%*	-	*11.8%*

Source: Management forecasts.

Note: Includes the impact of the Atlanta SharpTech acquisition in the fourth quarter of 2006 and in the full year 2007. 2006 actual and forecasted numbers exclude professional fees and expenses related to the Offer and Steel Partners' consent solicitation and certain related matters and tax benefit booked in the third quarter 2006. 2006A is unaudited.

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I NV ES T O R P R ES E N T A TI O N
Three-Year Stock Price Performance Source: Factset.
Over the last three years, Bairnco stock has outperformed both the Russell 2000 and the Dow Jones Industrial Average Index
Source: Factset.

Strong Balance Sheet B A I R N C O I N V n E S TLow-leverage balance sheet available to pursue strategic initiatives including acquisitions, dividends andO R P R E S E N T A T I O N buyback program ($ in millions) As of December 31, 2006 Cash $1.9 Debt 25.9 Book Equity 81.5 Total Book Capitalization (a) $105.5 Credit Statistics Total Debt/Book Cap. 24.5%

INVESTOR PRESENTATION

Enhancing Shareholder Value

	INITIATIVES
ACQUISITIONS	▪ Acquisition of Atlanta SharpTech was accretive to Kasco and Bairnco's earnings in 2006 and is expected to be more so in 2007 ▪ Future accretive bolt-on acquisitions
INCREASE DIVIDEND	▪ 2006 dividend of $0.26 yielding approximately 2% on the current share price ▪ Board approved a dividend increase from $0.06 to $0.07 per share in the third quarter of 2006 ▪ Board approved a dividend increase from $0.07 to $0.10 per share in the first quarter of 2007 for an annual dividend of $0.40, yielding approximately 3% on the current share price
SHARE REPURCHASE	▪ Dependent on debt level related to acquisitions and anticipated free cash flow, opportunity to pursue continued share repurchases over coming years ▪ Likely to fuel earnings growth and, if P/E multiple retained, create shareholder value

18

INVESTOR PRESENTATION

Potential Upside Opportunities

- **China**
  - Growth in China sales due to local plant and improved service
- **New product streams**
  - STD, laminates, industrial niche coated products could be incremental growth drivers
- **Volume increases**
- **Continued geographic expansion into Asia and the Middle East**
- **Growing military end market**
- **Kasco/Atlanta SharpTech on-going integration**

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I NV ES T O R P R ES E N T A TI O N
2007 P/E Multiples for a Comparable Universe Note: Market data as of 1/24/07.
Note: Market data as of 1/24/07.

BAIRNCO INVESTOR PRESENTATION

Implied Share Price

2007 FORECASTED EPS RANGE	$1.10 - $1.20
PEER GROUP 2007 P/E (a)	15.2x
IMPLIED SHARE PRICE	**$16.72 - $18.24**

- **Compelling Strategic Plan Offers Significant Valuation Upside: Earnings Growth Drives Stock Price Performance**

(a) Median 2007 P/E multiple of peer group as of 1/24/07. Peers include 3M, Brady, Park ElectroChemical and Rogers.
Note: Excludes impact of any acquisitions. Forecasted numbers exclude professional fees and expenses related to the Offer and Steel Partners' consent solicitation and certain related matters.

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INVESTOR PRESENTATION

Committed Executive Team

Key to delivery of the operating plan will depend on the commitment of the high quality decentralized operating management teams

NAME & AGE OF EXECUTIVE OFFICERS	CORPORATE BACKGROUND
Luke E. Fichthorn III (65)	Mr. Fichthorn has served as Chairman of Baimco since May 23, 1990, and on December 18, 1991, became Chief Executive Officer of Baimco. For over twenty-five years, Mr. Fichthorn has been a private investment banker and partner of Twain Associates, a private investment banking and consulting firm. Mr. Fichthorn served as a director of Keene Corporation, a former subsidiary of Baimco Corporation from August 1969 until May 1981, and became a director of Baimco in January 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc. and Patriot Transportation Holding, Inc., neither of which is affiliated with Baimco
Larry D. Smith (56)	Mr. Smith was elected Vice President – Administration and Secretary of Baimco in April 1999. Prior to joining Baimco, Mr. Smith was employed for over 14 years with Emerson Electric Company in various human resource managerial capacities. Most recently, Mr. Smith was Vice President Human Resources for Emerson's Therm-O-Disc, Inc. division in Mansfield, Ohio
Kenneth L. Bayne (37)	Mr. Bayne joined Baimco on August 8, 2005 as Vice President Finance and Chief Financial Officer of Baimco. Prior to joining Baimco, Mr. Bayne was with Guidant Corporation where he served for nine years in a series of increasingly responsible positions, culminating in his most recent position as assistant treasurer for the company. Prior to that, he served for three years as a senior associate design engineer with Thiokol Corporation
Lawrence C. Maingot (46)	Mr. Maingot was appointed Corporate Controller of Baimco in December 1999. From May 1997 to December 1999, Mr. Maingot was Baimco's Assistant Controller. From April 1992 to May 1997, Mr. Maingot was Baimco's Accounting Manager. Prior to joining Baimco, Mr. Maingot was employed with Arthur Andersen LLP

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I NV ES T O R P R ES E N T A TI O N
Focus on Strong Corporate Governance
n Entire board is elected annually
n 4 of the 5 directors are independent based upon the definitions of both the NYSE and ISS
n Bairnco allows written consent and removal of directors without cause n The Audit, Compensation and Nominating committees are comprised solely of independent directors n Bairnco’s Corporate Governance Quotient as of January 1, 2007 is better than 97.6% of CGQ Universe companies

INVESTOR PRESENTATION

Board of Directors

DIRECTOR	CORPORATE BACKGROUND
Luke E. Fichthorn III	Since May 23, 1990, Mr. Fichthorn has served as the Chairman and on December 18, 1991, Mr. Fichthorn became Chief Executive Officer of Bairnco. For over thirty years, Mr. Fichthorn has been a private investment banker and partner of Twain Associates. Mr. Fichthorn became a director of Bairnco in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc., and Patriot Transportation Holding, Inc.
Gerald L. DeGood	Mr. DeGood was elected to the Board in December of 2002. Mr. DeGood was responsible for the Central Florida Accounting Practice of Arthur Anderson LLP for more than 20 years. He joined Arthur Anderson LLP in 1964 and became partner in 1974. He subsequently retired from the firm in 1999. Mr. DeGood is currently an independent business consultant. Mr. DeGood is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance and Nominating Committees. He is also a member of the Board of Directors and Chairman of the Audit Committee of Consolidated-Tomoka Land Co.
Charles T. Foley	For 30 years, Mr. Foley was President, Chief Investment Officer and a director of Estabrook Capital Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. In September 2003, Mr. Foley became President of Grove Creek Asset Management as well as a consultant to Dialectic Capital Management, LLC. Mr. Foley is a member of the Audit, Compensation, and Corporate Governance and Nominating Committees. Mr. Foley has been a director of Bairnco since May 1990.
James A. Wolf	Mr. Wolf was with the international management consulting firm, Booz, Allen and Hamilton, from June 1967 to March 1989, where he was the partner directing the firm's industrial marketing consulting practice. From 1989 to present, he has been an independent consultant, providing business and marketing counsel to industrial and commercial clients. In April 1997, he also founded and became President of Marketwolf, Inc., which performs strategic business and organization planning for privately held industrial products companies. Mr. Wolf has served as a Bairnco director since 2001. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit and Compensation Committees.
William F. Yelverton	Currently, Mr. Yelverton is an independent business consultant. From January 2000 until November 2000, Mr. Yelverton served as CEO of LiveInsurance.com, an online insurance brokerage agency. From July 1997 until January 2000, Mr. Yelverton was an independent consultant. From September 1995 through June 1997, Mr. Yelverton was Executive Vice President of Prudential Insurance Company of America. From September 1989 until September 1995, he was Chairman and CEO of New York Life Worldwide Holding, Inc., an insurance holding company. Mr. Yelverton was elected as a director in August 1991. Mr. Yelverton is Chairman of the Compensation Committee and is a member of the Audit and Corporate Governance and Nominating Committees.

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I NV ES T O R P R ES E N T A TI O N
Conclusion
n After careful consideration, including a thorough review of the Steel Partners Offer and other potential strategic alternatives with the Company’s legal and financial advisors, the Board has unanimously determined that the Steel Partners Offer is inadequate and not in the best interests of Bairnco stockholders (other than Steel Partners and its affiliates) n Steel Partners’ $12.00 per share offer is well below Bairnco’s current trading price levels and is over 14% lower than the 52-week high ($14.00 per share) recently achieved on January 16, 2007 n The Board continues to evaluate all strategic alternatives and continues to be open to offers to acquire the Company that would provide fair and adequate value to all shareholders that is greater than the value inherent in the standalone plan

INVESTOR PRESENTATION

GAAP Reconciliation

($ in millions, except per share data)

Bairnco defines EBITDA as income from continuing operations plus (i) interest expense, (ii) income taxes, and (iii) depreciation and amortization expense. The Company has historically used EBITDA to assess performance. The Company believes that the use of certain adjusted, non-GAAP financial measures such as EBITDA, allows management and investors to evaluate and compare core operating results from ongoing operations from period to period in a more meaningful and consistent manner. In addition, the Company believes that excluding the unusual professional fees related to the Offer and Steel Partners' consent solicitation and certain related matters (the "Offer Fees") and a tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements booked during the third quarter of 2006 (the "Property Tax Benefit") more clearly reflects the performance of the Company and permits a consistent comparison of financial statistics across periods. EBITDA as calculated by Bairnco is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA is not prepared in accordance with GAAP, and should not be considered as an alternative to income from continuing operations, operating profit, net cash provided by continuing operations Bairnco's other financial information determined under GAAP, and should not be considered as a measure of profitability or liquidity of Bairnco.

- **The following table reconciles income from continuing operations to adjusted EBITDA and income from continuing operations to adjusted income from continuing operations for each of the respective periods:**

	Historical				Forecast		
	2003A	2004A	2005A	2006A	2007F		
Income from Continuing Operations	$2.6	$5.1	$3.6	$5.0	$7.4	-	$8.2
Interest Expense (Income)	0.8	0.6	0.1	0.7	1.6	-	1.5
Income Taxes	1.2	2.4	1.9	0.4	4.3	-	4.7
Depreciation & Amortization	7.8	7.7	7.5	7.4	8.7	-	8.7
EBITDA	$12.4	$15.8	$13.1	$13.5	$22.0	-	$23.1
Offer Fees	-	-	-	2.2	1.0	-	1.0
Adjusted EBITDA	$12.4	$15.8	$13.1	$15.7	$23.0	-	$24.1
Income from Continuing Operations	$2.6	$5.1	$3.6	$5.0	$7.4	-	$8.2
Offer Fees, net of tax benefit	-	-	-	1.4	0.7	-	0.7
Property Tax Benefit	-	-	-	(1.6)	-	-	-
Adjusted Income from Continuing Operations	$3.8	$5.2	$3.6	$4.8	$8.1	-	$8.9
Weighted average diluted common shares outstanding	7,391	7,569	7,613	7,387	7,400	-	7,400
Adjusted diluted earnings per share from continuing operations	$0.51	$0.69	$0.47	$0.65	$1.10	-	$1.20

Note: 2006A is unaudited.

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